Exhibit 1.01

Conflict Minerals Report of Stratasys Ltd.

This is the Conflict Minerals Report of Stratasys Ltd. for calendar year 2019 in accordance with Rule 13p-1 of the Securities Exchange Act of 1934 (“Rule 13p-1”) and Form SD. The Rule was adopted by the Securities and Exchange Commission ("SEC") to implement reporting and disclosure requirements related to "Conflict Minerals" as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 ("Dodd-Frank Act"). Conflict minerals are defined by the SEC as columbite-tantalite (coltan), cassiterite, gold, wolframite, or their derivatives, which are limited to tantalum, tin, and tungsten. Rule 13p-1 imposes certain reporting obligations on SEC registrants whose products contain Conflict Minerals that are necessary to the functionality or production of their products. If the SEC registrant has reason to believe that any of those Conflict Minerals may have originated in the Democratic Republic of the Congo (the “DRC”) or a country that shares an internationally recognized border with the Democratic Republic of the Congo (collectively, “Covered Countries”) or is unable to determine the country of origin of those Conflict Minerals, the SEC registrant is required to submit a Conflict Minerals Report to the SEC that includes a description of the measures it took to exercise due diligence on the Conflict Minerals’ source and chain of custody.

Company and business Overview

Stratasys Ltd. (“Stratasys” or “we”) is the product of the 2012 merger of two leading additive manufacturing companies, Stratasys, Inc. and Objet Ltd. Our ordinary shares are listed on the NASDAQ Global Select Market under the trading symbol “SSYS”. We have dual headquarters. One of our two principal places of business is located at 7665 Commerce Way, Eden Prairie, Minnesota 55344. Our registered office and other principal place of business is located at 1 Holtzman Street, Science Park, P.O. Box 2496, Rehovot 76124, Israel.

We are a leading global provider of applied additive technology solutions for industries including aerospace, automotive, healthcare, consumer products and education. For nearly 30 years, we have focused on customers’ business requirements and have sought to create new value for our customers across their product lifecycle processes, from design prototypes to manufacturing tools and final production parts. This customer-centric focus is reflected in our innovation, which is exemplified by our 1,400 granted and pending additive technology patents to date. We operate a 3D printing ecosystem of solutions and expertise, comprised of advanced materials; software with voxel level control; precise, repeatable and reliable fused deposition modeling 3D printers (utilizing proprietary FDM™ technology) and ink-based 3D printers (utilizing proprietary PolyJet™ technology); application-based services; on-demand parts and key partnerships. We strive to ensure that our solutions are integrated seamlessly into each customer’s evolving workflow. Our applications are industry-specific and geared towards accelerating business processes, optimizing value chains and driving business performance improvements. Our customers range from individuals and smaller businesses to large, global enterprises, and we include a number of Fortune 100 companies among our customers.

We believe that the range of 3D printing consumable materials that we offer, consisting of over 60 FDM cartridge-based materials, over 45 PolyJet cartridge-based materials, 158 non-color digital materials, and over 500,000 color variations, is the widest in the industry. Our service offerings include Stratasys Direct Manufacturing printed parts services as well as our professional services.

We offer a broad range of systems, consumables and services for 3D printing and additive manufacturing. Our wide range of solutions, based on our proprietary 3D printing technologies and materials, enhance the ability of designers, engineers and manufacturers to:

●	visualize and communicate product ideas and designs;
●	verify the form, fit and function of prototypes;
●	manufacture tools, jigs, fixtures, casts and injection molds used in the process of manufacturing end-products;
●	manufacture customized and short-run end-products more efficiently and with greater agility; and
●	produce objects that could not otherwise be manufactured through subtractive manufacturing methodologies.

Our products

We offer a dedicated range of products for applications such as rapid prototyping (RP), tooling, and manufacturing parts. Our products include 3D printing systems, consumable materials, software and services.

Collectively, this portfolio of products offers a broad range of performance options for users, depending on their application, as well as on the nature and size of the designs, prototypes and/or final parts desired. Our products are available at a variety of different price points and include entry-level desktop 3D printers, a range of systems for RP, and large production systems for additive manufacturing. We also offer a range of 3D printing materials (as described under “Consumable materials” below). The performance of our different systems varies in terms of capabilities, which are related to the following features:

●	print speed;
●	resolution;
●	materials;
●	resin cartridge capacity / filament spool size;
●	maximum model (or tray) size; and
●	duty cycle, or the number of parts that a printer can produce over a given period of time without requiring maintenance.

Our systems also integrate our software and are supported by services that we provide to our customers, both directly and through our reseller channel.

Printing systems

Our 3D printing systems, which are based on our proprietary FDM and PolyJet technologies, are described below:

We offer a series of printing systems suitable for RP, from design validation, visualization and communication to form, fit and functional performance testing. These systems are targeted at work groups and offers a variety of products that provide customers with a broad range of choices of features such as printing capacity, production speed and price.

Our PolyJet technology based high-end printing systems offers the ability to print multiple materials including color printing in a single part build. The J750 printer breaks restrictive technology barriers, enabling customers for the first time to mix-and-match full color gradients alongside a wide range of materials to achieve one-stop realism without post-processing. The Stratasys J750 allows customers to choose from more than 500,000 different color shades plus multiple material properties— ranging from rigid to flexible, and opaque to transparent.

The F123 Series printers enable end-to-end rapid prototyping for every stage of the prototyping process: rapid, economically-effective concept verification models in PLA material and fast-draft mode; and advanced design validation prototypes using a 0.005-inch slice resolution and soluble support for unmatched precision, repeatability and aesthetics. The new F123 Series product line allows users to create parts in PLA, ABS plus, ASA and PC-ABS materials. These materials can produce parts with the strength required for true form, fit and functional testing. The F123 Series printers are designed to enable ease of use and maintenance while offering an easy-to-use yet rich user experience with GrabCAD Print software.

We also offer printing systems typically used for Additive Manufacturing – production tooling and end parts applications -and high performance Prototyping applications.

Our FDM technology based systems produce durable, production-grade thermoplastic heated parts suitable for RP manufacturing, tooling and end-used parts use cases. The Stratasys Fortus F900 offers a streamlined workflow and easier job-monitoring with an internal camera and GrabCAD Print Software. Standard certifications are included, eliminating the effort and cost to qualify the 3D printer for the user's production floor. Additionally, we announced the Aircraft Interiors Solution in 2018 allowing a faster, simpler path for certifying additively manufactured parts for aircraft installation.

Our MakerBot Replicator series represents our desktop 3D printers, compact, and professional-grade 3D printers. Our desktop and compact 3D printers are affordable, and designed for easy, desktop use. e. They are typically used by educational institutions and designed for individuals operating alone or within an enterprise. Our new Method™ series of performance printers is aimed at bridging the gap between industrial and desktop systems, providing industrial level of reliability and precision combined with accessibility and ease of use found in desktop systems. The Method™ printers are built for the professional individual user.

To further strengthen our leadership position and following our strategy to deepen the focus on additive manufacturing, tooling and rapid prototyping for specific vertical markets, we have announced a variety of technology and go-to-market partnerships for various key vertical markets, such as automotive, aerospace, consumer products and healthcare.

Consumable materials

The materials we sell are described below:

FDM-based materials

The modeling and support filament used in the FDM-based 3D printers and production systems features a wide variety of production grade thermoplastic materials. We continue to develop filament modeling materials that meet our customers’ needs for increased speed, strength, accuracy, surface resolution, chemical and heat resistance, color, and mechanical properties. These materials are processed into our proprietary filament form, which is then utilized by our FDM systems. Our spool-based system has proven to be a significant advantage for our products, because it allows the user to quickly change material by simply mounting the lightweight spool and feeding the desired filament into the FDM devices that are office friendly. Currently, we have a variety of build materials in multiple colors commercially available for use with our FDM technology.

Each material has specific characteristics that make it appropriate for various applications. The ability to use different materials allows the user to match the material to the end use application, whether it is a pattern for tooling, a concept model, a functional prototype, a manufacturing tool, or a DDM end use part.

PolyJet materials

Our resin consumables, which consist of our PolyJet family of proprietary acrylic-based photopolymer materials as well as our other inkjet-based systems, and enable users of those products to create highly accurate, finely detailed 3D models and parts for a wide range of prototype development and customized manufacturing applications. The wide variety of resins within the PolyJet family is characterized by transparent, colored, or opaque visual properties and flexible, rigid or other physical properties. Support materials that are used together with the model materials enable the 3D printing of models with a wide array of complex geometries. Our resin materials are produced in-house and are specially designed for our printing systems.

We have invested significant research and development efforts in optimizing our PolyJet materials for use with inkjet technology. These efforts are reflected in the properties of these materials, which enable them to be packaged, stored, combined and readily cured upon printing. Our PolyJet materials are packaged in cartridges for safe handling and are suitable for use in office environments. The polymerized materials can also be machined, drilled, chrome-plated or painted in most cases.

Stratasys Direct Manufacturing paid-parts service

Stratasys Direct Manufacturing was formed on January 1, 2015 from our three AM service companies – RedEye (formerly a business unit of Stratasys, Inc.) and the acquired businesses known as Harvest Technologies and Solid Concepts – and is a provider of 3D printing and custom AM services. Stratasys Direct Manufacturing offers AM capabilities encompassing a wide range of technologies allowing for plastic and metal parts for rapid prototyping and production processes. Our Stratasys Direct Manufacturing paid-parts service produces prototypes and end-use parts for customers from a customer-provided CAD file. This allows the customer to benefit from our process-related knowhow, capitalize on the variety of materials and machine types available through our service center, and take advantage of additional capacity using the latest in proven RP and DDM technologies and processes. Our Stratasys Direct Manufacturing business operates a website service, www.stratasysdirect.com, which enables our customers to obtain quotes and order parts around the clock, seven days a week. Stratasys Direct Manufacturing also provides companies with access to a Stratasys Consulting team, which helps companies to identify and evaluate new applications for 3D printing.

Recent Key Portfolio Additions & Innovations

In 2019, Stratasys announced several new hardware and consumable offerings.

J8 Series of PolyJet Printers and Related Materials

A new line of printers to the PolyJet line-up the J800™ series of printers was announced. This new line advances the settings that can produce concept models twice as fast as previous J-Series systems, and their larger, seven-material capacity enable designers to print a full range of color transparency and flexibility combinations in a single part. In conjunction with the introduction of the J800 series, also introduced were two new PolyJet materials. VeroUltraClear™ material delivering high clarity and finely detailed models that are similar in appearance to glass and DraftGrey™ a low-cost concept material that is ideal for the new Super High Speed Model for concept model printing.

J750™ Digital Anatomy 3D Printer and Related Materials

A healthcare industry-specific PolyJet printer was introduced - the J750 Digital Anatomy™ 3D Printer. Designed to replicate the feel, responsiveness, and biomechanics of human anatomy in medical models, the system improves surgical preparedness and training while also helping device manufacturers bring products to market faster, potentially replacing cadavers, animals, traditional, and virtual reality models. The J750 printer is accompanied by three new materials – TissueMatrix™, GelMatrix™, and BoneMatrix™ - that are used to create cardiac, vascular, and orthopedic 3D printing applications.

Stratasys J55™ 3D Printer

A new PolyJet Technology™ 3D printer was announced. This new product is positioned as an office-friendly, affordable full-color printer. It features a large build area in a small footprint, air filtration, and nearly silent operation. Meanwhile, print quality is comparable to the J8 Series enterprise printers.

First Stereolithography 3D Printer— V650 Flex 3D Printer

A first stereolithography 3D printer, in partnership with DSM, a global, science-based company— the V650 Flex 3D Printer was introduced. This new printer combines the power of a large-scale system with a configurable environment for fine-tuning across a broad range of resins– giving customers greater accuracy, choice, and lower costs in 3D printed prototype and part development. The printer enables capitalizing on the quality and high-performance of SDM Somos-verified stereolithography resins which enables the production of high-quality, durable parts that meet requirements of a wide range of applications, as well as additive manufacturing prototypes and tools.

New Entry-Level F123 Series Printer

The F123 Series was expanded with a new entry-level Stratasys F120 3D printer that provides the industrial-grade printing capability of the F123 Series at a price under $12,000 with a simple touchscreen interface, and large filament boxes that allow for up to 250 hours of uninterrupted printing. The F120 printer gives customers a pathway to more full-featured printers in the F123 family.

New FDM Printing Materials

Several new materials to be used in the FDM line of 3D printers were released. A new PEKK-based polymer, Antero™ 840CN03, for applications in which strong, yet lightweight, materials with electrostatic discharge (ESD) performance is required, such as in industrial and aerospace applications. Initially, this material will be used for our Stratasys Fortus® F900™ 3D printer. Also released the Diran™ 410MF07 nylon material and ABS-ESD7™ material for use in the Stratasys F370™ 3D printer, and later enabled these materials to be used in the F123 Series printers as well.

New METHOD Platform Machine and Materials

MakerBot expanded its METHOD Platform with both a new machine and materials. The METHOD X is a manufacturing workstation that uses real ABS material, a heated chamber, and Stratasys SR-30 soluble supports to produce ABS parts that can withstand up to 15 degrees Celsius higher temperatures, are up to 26% more rigid, and up to 12% stronger than modified ABS formulations used on desktop 34D printer competitors. We also introduced Nylon and PETG materials to our portfolio of engineering-grade materials, bringing the total to eight for the METHOD platform.

New Additive Manufacturing Technology for Metal

New details were released regarding new platform currently being developed and designed for short-run metal applications, which assumingly will help customers to enter a new era in additive manufacturing for production-grade metal parts. The additive platform is based on our innovative, LPM™ technology, using layered powder metallurgy processes to make production of metal parts quicker, easier and more cost-effective. The LPM metal printing platform is intended to disrupt conventional manufacturing approaches, and is being developed to combine the value of additive manufacturing with short-run metal parts production. This technology is built to drive improved efficiency and cost savings using standard Powder Metallurgy (PM) alloys, mechanical properties with high accuracy and controlled shrinkage, as well as extremely fast throughput.

As an we offer our clients products that might include Conflict Minerals that are necessary to the production or functionality of our manufactured products, we are subject to Section 1502 of the Dodd-Frank Act -reporting requirements associated with Conflict Minerals and the Rule 13p-1. We are committed to responsible sourcing, as outlined in the company’s Conflict Minerals Policy. Further we are committed to conducting supply chain due diligence practices in alignment with the smelter or refiner verification program set up by third party audit bodies, such as the Responsible Minerals Initiative (“RMI”, formerly the CFSI), and the London Bullion Market Association (“LBMA”). We are also committed to ensuring human rights are upheld and respects, including the elimination of child or forced labor conditions in our supply chain, generally, and more specifically in the region of the Democratic Republic of Congo (“DRC”) and Covered Countries. However, as the Company is “downstream”, in that the Company or its suppliers purchase cassiterite, columbite-tantalite (coltan), wolframite, gold, or their derivatives, which presently are limited to tin, tantalum, tungsten, and gold (collectively “3TG”) -related materials after processing by smelters or refiners, we can only report with reasonable certainty the origins or likely origins of the necessary 3TG in our minerals supply chain.

It should also be indicated that we do not directly purchase or procure raw materials from the mineral sites.

1. Reasonable Country of Origin Inquiry

In accordance with our Conflict Minerals Policy, Stratasys has concluded in good faith that during calendar year 2019, we have manufactured and contracted to manufacture products containing 3TG and have determined that the use of these minerals is necessary to the functionality or production of these products.

We performed a reasonable country of origin inquiry (“RCOI”) simultaneously with the due diligence phase in which we engaged to determine whether the Conflict Minerals necessary to the functionality or production of our products did or did not originate from the DRC and the Covered Countries, as defined per the Rule. We integrated aspects of the reasonable country of origin inquiry (“RCOI”) into the design of our policies and management systems on Conflict Minerals, and carry out the RCOI in the due diligence phase in which we engaged our relevant upstream suppliers to determine whether the Conflict Minerals necessary to the functionality or production of our products originated from the DRC or the Covered Countries, as defined per the Rule The RCOI and the due diligence process were done simultaneously due to the large number of applicable suppliers from which we source materials. We operate significantly downstream from the sources of the minerals necessary to the production and/or functionality of our products’ components. As such, we rely upon the due diligence conducted by our own applicable suppliers. The RCOI that we conducted therefore has certain limitations that limit the total degree of certainty and we cannot determine with absolute certainty the exact source location of all of the necessary Conflict Minerals used in our products in 2019. However, the RCOI we conducted employed several methods to assess whether the necessary Conflict Minerals in our products may have originated from the DRC or the Covered Countries. These measures consisted primarily of the following actions:

a)	We performed internal assessments of our products and components to determine which of them contain, or for which the necessary Conflict Minerals were employed, in the production and manufacturing phases.

b)	We identified a list of suppliers we purchased from directly during calendar year 2019 (“Tier 1 Suppliers”), and segmented the list according to the type of material the supplier provides. Some of the suppliers’ categories were excluded for the following reasons: they were not necessary to the functionality or production of the products, they did not contain the necessary Conflict Minerals, or the supplier provided a commercial off the shelf product.

c)	To reduce the risk of not receiving full information from our Tier 1 Suppliers, we also directly approach plastic, metal and electronic manufacturers, though we did not purchase from them directly. We rely on our in-scope suppliers and manufacturers to provide us with information concerning the source and chain of custody of Conflict Minerals contained in the products and components they supply. The cumulative number of suppliers and manufacturers (“in scope suppliers”) we approached is 573.

d)	We solicited survey responses using the standardized template designed by the Responsible Minerals Initiative (“RMI”), formerly Conflict-Free Sourcing Initiative (“CFSI”), (the “Conflict Minerals Reporting Template version 5.10 and above” (“CMRT”)). We engaged our supply chain to respond to the CMRT by referring suppliers to training materials that included an overview of the law and instructions on how to complete the CMRT. These are part of our on-going efforts to ensure compliance with our responsible sourcing program among our suppliers, as well as contributing to our goal of increasing the number of relevant smelters or refiners that cooperate with Third Party Audit bodies, such as the RMI.

e)	We assessed the responses received from our relevant suppliers of the necessary 3TG for information that would be identified as inconsistent, incomplete, or inaccurate. In addition, we validate CMRTs received from suppliers to identify deviation from the RMI’s requirements as per its RMAP audit program. Responses that failed any of the “red flag” review tests were identified for additional follow up.

f)	To non-responsive in scope suppliers, we sent periodic reminders to provide surveys or updated responses according to our expectations regarding the CMRT, such as provision of a current version (i.e. 5.01 or above).

Based on the RCOI conducted, Stratasys has reason to believe that a portion of the Conflict Minerals necessary to the functionality of its products or its components is likely to have originated in the DRC or one of the Covered Countries and has reason to believe, that those necessary Conflict Minerals may not be entirely from recycled or scrap sources. Based on this result, Stratasys conducted due diligence activities and details these efforts in the forthcoming Conflict Minerals Report and in accordance with the company’s Conflict Minerals Policy and general sourcing expectations from its suppliers.

2. Due Diligence

Due diligence design

In accordance with Rule 13p-1 and Form SD, we undertook to perform a robust due diligence on the source and chain of custody of the 3TG to determine whether the Conflict Minerals necessary to the functionality or production of our products or products’ components originated from the DRC or the Covered Countries, or financially benefitted the armed groups in those countries in any way, as defined per the Rule. We designed our due diligence measures to be in conformity, in all material respects, with the internationally recognized due diligence framework as set forth in the Organization for Economic Cooperation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas (2016) and related supplements for (the "OECD Due Diligence Guidance").

The five steps defined in the OECD Due Diligence Guidance are: (1) establishment of strong internal company management systems; (2) identification and assessment of risks in the supply chain; (3) design and implementation of a strategy to respond to risks as they are identified; (4) carry out independent third-party audits of smelters’ and refiners’ due diligence practices; and (5) report annually on supply chain due diligence.

The due diligence measures we undertook consisted primarily of:

a. OECD Step 1: Establishment of strong company management systems

We reviewed and maintained the company management systems regarding responsible sourcing and supply chain due diligence previously established through the following actions:

●	Renewed our commitment to ethical business practices through the global rollout of an updated Code of Business Conduct and Ethics (“Code”), which also includes a specific reference to Stratasys’ efforts as it relates to conflict minerals. Our Code is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Continued focus on integrating socially beneficial programs and practices as part of our business model and culture through the Stratasys Corporate Social Responsibility (CSR) Program. We are extending 3D printing by applying the unique capabilities and advantages of our 3D printing technologies for social change. Our current CSR initiatives span around healthcare and education.

●	We strive to ensure that purchased metals originate, to the greatest degree possible, only from smelters or refiners have been validated as conformant or active according to the RMI's RMAP audit program or other Third Party Audit programs, such as the LBMA.

●	In addition, we expect our suppliers to comply with the terms of our Conflict Minerals Policy and any other applicable policy and encourage them to define, implement and communicate to their sub-suppliers their own policy, outlining their commitment to responsible sourcing of 3TG and other minerals from conflict-afflicted areas, legal compliance and measures for implementation of the supply chain due diligence. Our Conflict Minerals Policy is available at https://investors.stratasys.com/corporate-governance/governance-documents.

●	Maintained the Company’s Conflict Minerals Governance Charter that sets out the Conflict Minerals annual due diligence plan including: establishing steps for compliance, objectives, timelines, internal management and the cross functional team with identified roles and responsibilities to support supply chain due diligence.

●	Conducted ongoing communication of the cross functional Conflict Minerals team, for the purpose of sharing best practices and monitoring our progress regarding the various steps required for achieving compliance among our suppliers.

●	Engaged with in-scope suppliers of the necessary 3TG and referred them to training materials online, including an overview of relevant Conflict Minerals regulations and compliance measures, and instructions on how to respond to the due diligence survey (based on receiving at a minimum version 5.10 of the CMRT or higher).

●	Continued to include a Conflict Minerals provision in our standard Purchasing Terms and Conditions for Goods and Services to require suppliers to comply with our Conflict Minerals Policy and requirements.

●	Communicated the due diligence efforts to customers, suppliers and other relevant stakeholders in our organization, as requested and applicable.

●	Maintained a grievance mechanism whereby concerns and violations of the Conflict Minerals Policy should be reported to Stratasys’ Chief Financial Officer and/or Vice President Head of Legal.

b. OECD Step 2: Identify and assess risk in the supply chain

As part of our risk-based approach for the management of a responsible supply chain, Stratasys identified the suppliers from which it made purchases over a specified amount during 2019. We assessed two primary risks in our supply chain while trying to move towards the goal of sourcing the necessary Conflict Minerals from smelters or refiners that have received a conformant or active designation from the RMI or other Third Party Audit bodies, such as the LBMA: (1) the risk of not receiving timely and accurate information from the supplier; and (2) the risk of not being able to replace a supplier due to reasons such as volume, ease of replacement, complexity of relationship and criticality to business operations.

In order to segment our suppliers into three risk levels (high, medium and low) we have identified and assessed Conflict Minerals-related risks based on suppliers’ and manufacturers’ characteristics, such as our spend with a supplier during calendar year 2019 and the extent to which we are dependent upon any particular manufacturer or supplier as well as the availability of alternative suppliers. This segmentation allowed us to invest our risk mitigation efforts according to the level of supplier risk.

We have identified, to the best of our efforts, the smelters or refiners in our minerals supply chain by conducting a supply chain inquiry using, at a minimum, version 5.10 of the CMRT, requesting suppliers and manufactures to identify smelters or refiners and the likely country of origin of the Conflict Minerals in products or product components that they supply to Stratasys. In addition, Stratasys compared smelters or refiners identified by the supply chain survey against the list of facilities that have received a have received a conformant or active designation the RMAP (the RMI’s “Responsible Minerals Assurance Process”) and other independent Third Party Audit programs.

As part of the risk assessment phase, we identified that 90.7% of our in scope suppliers have policy in place that addresses the Conflict Minerals sourcing and 16.4% do not provide us with products containing Conflict Minerals.

c. OECD Step 3: Design and implement a strategy to respond to identified risks

The findings of the supply chain risk assessment were and continue to be reported to designated members of our senior management. As part of our risk management strategy, we continue to work with the in-scope suppliers while we advance our efforts to investigate our supply chain as follows:

●	Continued periodic reporting to the Conflict Minerals Team sponsor to track progress, assess risks and provide management support as needed.

●	Contacted in-scope suppliers whose responses were identified as incomplete, inconsistent or inaccurate.

●	Reviewed in-scope suppliers’ responses to track smelters or refiners in our supply chain that supply us with Conflict Minerals and have not received a conformant or active designation from the RMI's RMAP program or other independent Third Party Audit programs.

●	Referred in scope suppliers to online training materials that included an overview of the Rule and instructions on how to complete the CMRT.

●	As part of our continued risk management efforts, we send follow up letters to high risk non-responsive in scope suppliers, and to in scope suppliers who declared the existence of Conflict Minerals in their supply chain from the DRC or Covered Countries from smelters or refiners that do not participate in the RMI's RMAP program. While the Company is committed to responsible sourcing of Conflict Minerals, it does not seek to eliminate sourcing from the DRC or Covered Countries.

Supply chain due diligence is a dynamic process that requires on-going risk monitoring. In order to ensure effective management of risks, we review the risk identification process occasionally and update the risk mitigation strategy accordingly while consulting and communicating with relevant stakeholders

d. OECD Step 4: Review independent third-party audits of smelter or refiner due diligence practices

Stratasys is a downstream consumer of necessary Conflict Minerals and is many steps removed from the smelters or refiners who process, provide and mine the minerals and ores. Therefore, Stratasys does not perform direct audits of smelters or refiners within its supply chain - the due diligence efforts relying instead on reviewing cross-industry initiatives, such as those led by the RMI i.e. the RMAP smelter or refiner validation program, to conduct smelter or refiner due diligence to verify and audit the status of the smelters or refiners.

e. OECD Step 5: Prepare this annual report on supply chain due diligence

Stratasys’ Conflict Mineral Policy states that we will comply with Section 1502 of the Dodd Frank Act which includes filing a Form SD and this Conflict Minerals report with the SEC and posting publicly on the Internet (https://investors.stratasys.com/corporate-governance/governance-documents).

3. Results of the Assessment

We conducted a supply chain survey of the 573 in scope suppliers that we identified may contribute necessary Conflict Minerals to our products compared to 710 in scope suppliers in calendar year 2018. In calendar year 2019 we included metal, electronics and plastic suppliers and manufacturers and took a risk-based approach which focused on the majority of our manufacturing spend.

We received responses from in scope suppliers representing approximately a 70.3% response rate, containing the names and locations of reported smelters or refiners (see Annex 1) and the potential countries of origin (see Annex 2) of the mines or facilities that process Conflict Minerals, compared to approximately a 66.7% response rate attained for reporting year 2018.

Of the 70.3% of suppliers and manufacturers that responded:

●	10.1% of in scope suppliers were classified as “DRC conflict free”

●	3.0% of in scope suppliers were classified as “Not from DRC”

●	16.4% of in scope suppliers were classified as “Free no 3TG”

●	4.5% of in scope suppliers were classified as “Undetermined not from DRC”

●	53.6% of in scope suppliers were classified as “Undetermined from DRC”

●	13.4% of in scope suppliers were classified as “Undefined from DRC”

The terms above have the following meaning as part of our due diligence efforts:

●

“DRC conflict free” indicates the in-scope suppliers that reported that Conflict Minerals used in the products provided to Stratasys originate from the DRC or one of the Covered Countries, but that the smelters are approved by the RMAP, the RMI’s Responsible Minerals Assurance Process.

●	“Not from DRC” indicates the in-scope suppliers reported that they source Conflict Minerals, but from countries other than the DRC or Covered Countries.

●

“Free no 3TG” indicates the in-scope suppliers reported that Conflict Minerals are not contained in the product, or which are not necessary for the functionality or are not included in the production of the products, provided to Stratasys.

●

“Undetermined not from DRC” indicates the in-scope suppliers that reported that Conflict Minerals being used in the products do not originate from the DRC or one of the Covered Countries, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in scope suppliers will continue until their status is confirmed.

●

“Undetermined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are approved by the RMAP program, but they have not yet concluded their due diligence process so this determination could potentially change. Due diligence for these in scope suppliers will continue until the status is confirmed.

●

“Undefined from DRC” indicates the in-scope suppliers that reported that Conflict Minerals used originate from the DRC or one of the Covered Countries and that the smelters or refiners are not yet approved by the RMAP program. Due diligence for these in-scope suppliers will continue until the status is confirmed.

Despite in-scope suppliers indicating that they source Conflict Minerals from the DRC and Covered Countries, these in-scope suppliers were unable to accurately report which specific smelters or refiners were part of the supply chain in terms of the components sold to Stratasys in 2019.

As a result of this lack of information, Stratasys is unable to determine with complete accuracy thee full list of facilities used to process those necessary Conflict Minerals or their likely country of origin, and therefore, we are unable to conclude whether or not the Conflict Minerals used in our products may have directly or indirectly financed armed groups in the DRC or Covered Countries. Stratasys’ efforts to determine the likely mine(s) or location of origin for the necessary Conflict Minerals are realized through the due diligence measures described above.

Smelters or refiners verified as conflict free or in the audit process:

Tin	78 of 99 (78.8%)
Tantalum	40 of 48 (83.3%)
Tungsten	44 of 52 (84.6%)
Gold	106 of 159 (66.7%)
Total	268 of 358 (74.9%)

Status of identified smelters or refiners:

Verified Conflict Free (RMI Compliant)	264 of 358 (73.8%)
Participating in an audit process (RMI Active)	4 of 358 (1.1%)
Not Participating	90 of 358 (25.1%)
Total (Conflict Free and under Audit process)	268 of 358 (74.9%)

Additional Risk Factors

The statements above are based on the RCOI process and due diligence performed in good faith by Stratasys. These statements are based on the infrastructure and information available at the time. A number of factors could introduce errors or otherwise affect our conclusions.

These factors include, but are not limited to, gaps in product or product content information, gaps in supplier data, errors or omissions by or of suppliers, confusion over requirements of SEC final rules, gaps in supplier education and knowledge, lack of timeliness of data, public information not discovered during a reasonable search, errors in public data, language barriers and translation, supplier unfamiliarity with the Rule and or with the company’s Conflict Minerals Policy, conflict-area sourced materials being declared as secondary materials, companies going out of business in 2019 and the potential smuggling of conflict-area Conflict Minerals to countries beyond the DRC and Covered Countries.

We do not gather information from our suppliers on a continuous or real-time basis, but rather information is gathered from suppliers at the time that it is provided in a CMRT, of at least version 5.10 or higher.

We cannot be completely certain of our conclusions regarding the source and chain of custody of the necessary Conflict Minerals used or necessary to the production or for the functionality of our products or product components in 2019, as the information comes from direct and secondary suppliers and independent Third Party Audit programs.

Continuous improvement efforts to mitigate risk

Stratasys continues to conduct and report annually on supply chain due diligence for the applicable Conflict Minerals, as required by Rule 13p-1. Stratasys continues to take, as applicable, the following steps to improve the due diligence process and mitigate the possibility that we are utilizing Conflict Minerals that, directly or indirectly, benefit armed groups propagating human rights violations in the DRC and Covered Countries:

●

Work with in scope suppliers that did not respond to Stratasys’ 2013, 2014, 2015, 2016, 2017, 2018 and 2019 surveys to help them understand the importance of this initiative to Stratasys and to encourage their participation in 2020.

●	Attempt to validate in scope supplier responses using information collected via independent, conflict-free smelter validation programs such as the RMAP.
●

Send follow up letters to high risk non-responsive in scope suppliers and to in scope suppliers with Conflict Minerals from the DRC or Covered Countries, as well as from smelters or refiners that do not participate in the RMI’s RMAP.

This Report contains “forward-looking statements” within the meaning of U.S. federal securities laws. These forward-looking statements can generally be identified as such because the context of the statement will include words such as “may”, “will,” “intends,” “plans,” “believes,” “anticipates,” “expects,” “estimates,” “predicts,” “potential,” “continue,” or “opportunity,” the negative of these words or words of similar import. Examples of forward-looking statements include statements relating to our future plans, and any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may or may not prove to be accurate. Forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from those stated in such statements. As a result, these statements speak only as of the date they are made and we undertake no obligation to update or revise any forward-looking statement, except as required by U.S. federal securities laws.

Annex 1

Names and Locations of Smelters or Refiners

Metal	Smelter Name	Smelter Country
Gold	8853 S.p.A.	ITALY
Gold	Abington Reldan Metals, LLC	UNITED STATES OF AMERICA
Gold	Accurate Refining Group	UNITED STATES OF AMERICA
Gold	Advanced Chemical Company	UNITED STATES OF AMERICA
Gold	African Gold Refinery	UGANDA
Gold	Aida Chemical Industries Co., Ltd.	JAPAN
Gold	Al Etihad Gold Refinery DMCC	UNITED ARAB EMIRATES
Gold	Allgemeine Gold-und Silberscheideanstalt A.G.	GERMANY
Gold	Almalyk Mining and Metallurgical Complex (AMMC)	UZBEKISTAN
Gold	AngloGold Ashanti Corrego do Sitio Mineracao	BRAZIL
Gold	Argor-Heraeus S.A.	SWITZERLAND
Gold	Asahi Pretec Corp.	JAPAN
Gold	Asahi Refining Canada Ltd.	CANADA
Gold	Asahi Refining USA Inc.	UNITED STATES OF AMERICA
Gold	Asaka Riken Co., Ltd.	JAPAN
Gold	Atasay Kuyumculuk Sanayi Ve Ticaret A.S.	TURKEY
Gold	AU Traders and Refiners	SOUTH AFRICA
Gold	Aurubis AG	GERMANY

Gold	Bangalore Refinery	INDIA
Gold	Bangko Sentral ng Pilipinas (Central Bank of the Philippines)	PHILIPPINES
Gold	Boliden AB	SWEDEN
Gold	C. Hafner GmbH + Co. KG	GERMANY
Gold	Caridad	MEXICO
Gold	CCR Refinery - Glencore Canada Corporation	CANADA
Gold	Cendres + Metaux S.A.	SWITZERLAND
Gold	CGR Metalloys Pvt Ltd.	INDIA
Gold	Chimet S.p.A.	ITALY
Gold	Chugai Mining	JAPAN
Gold	Daejin Indus Co., Ltd.	KOREA, REPUBLIC OF
Gold	Daye Non-Ferrous Metals Mining Ltd.	CHINA
Gold	Degussa Sonne / Mond Goldhandel GmbH	GERMANY
Gold	Dijllah Gold Refinery FZC	UNITED ARAB EMIRATES
Gold	DODUCO Contacts and Refining GmbH	GERMANY
Gold	Dowa	JAPAN
Gold	DS PRETECH Co., Ltd.	KOREA, REPUBLIC OF
Gold	DSC (Do Sung Corporation)	KOREA, REPUBLIC OF
Gold	Eco-System Recycling Co., Ltd.	JAPAN
Gold	Elemetal Refining, LLC	UNITED STATES OF AMERICA
Gold	Emirates Gold DMCC	UNITED ARAB EMIRATES
Gold	Fidelity Printers and Refiners Ltd.	ZIMBABWE
Gold	Fujairah Gold FZC	UNITED ARAB EMIRATES
Gold	GCC Gujrat Gold Centre Pvt. Ltd.	INDIA
Gold	Geib Refining Corporation	UNITED STATES OF AMERICA
Gold	Gold Refinery of Zijin Mining Group Co., Ltd.	CHINA
Gold	Great Wall Precious Metals Co., Ltd. of CBPM	CHINA
Gold	Guangdong Jinding Gold Limited	CHINA
Gold	Guoda Safina High-Tech Environmental Refinery Co., Ltd.	CHINA
Gold	Hangzhou Fuchunjiang Smelting Co., Ltd.	CHINA
Gold	HeeSung Metal Ltd.	KOREA, REPUBLIC OF
Gold	Heimerle + Meule GmbH	GERMANY
Gold	Heraeus Metals Hong Kong Ltd.	CHINA
Gold	Heraeus Precious Metals GmbH & Co. KG	GERMANY
Gold	Hunan Chenzhou Mining Co., Ltd.	CHINA
Gold	Hunan Guiyang yinxing Nonferrous Smelting Co., Ltd.	CHINA
Gold	HwaSeong CJ CO., LTD.	KOREA, REPUBLIC OF
Gold	Inner Mongolia Qiankun Gold and Silver Refinery Share Co., Ltd.	CHINA
Gold	International Precious Metal Refiners	UNITED ARAB EMIRATES
Gold	Ishifuku Metal Industry Co., Ltd.	JAPAN
Gold	Istanbul Gold Refinery	TURKEY
Gold	Italpreziosi	ITALY
Gold	Japan Mint	JAPAN
Gold	Jiangxi Copper Co., Ltd.	CHINA
Gold	JSC Ekaterinburg Non-Ferrous Metal Processing Plant	RUSSIAN FEDERATION

Gold	JSC Uralelectromed	RUSSIAN FEDERATION
Gold	JX Nippon Mining & Metals Co., Ltd.	JAPAN
Gold	Kaloti Precious Metals	UNITED ARAB EMIRATES
Gold	Kazakhmys Smelting LLC	KAZAKHSTAN
Gold	Kazzinc	KAZAKHSTAN
Gold	Kennecott Utah Copper LLC	UNITED STATES OF AMERICA
Gold	KGHM Polska Miedz Spolka Akcyjna	POLAND
Gold	Kojima Chemicals Co., Ltd.	JAPAN
Gold	Korea Zinc Co., Ltd.	KOREA, REPUBLIC OF
Gold	Kyrgyzaltyn JSC	KYRGYZSTAN
Gold	Kyshtym Copper-Electrolytic Plant ZAO	RUSSIAN FEDERATION
Gold	L'azurde Company For Jewelry	SAUDI ARABIA
Gold	Lingbao Gold Co., Ltd.	CHINA
Gold	Lingbao Jinyuan Tonghui Refinery Co., Ltd.	CHINA
Gold	L'Orfebre S.A.	ANDORRA
Gold	LS-NIKKO Copper Inc.	KOREA, REPUBLIC OF
Gold	Luoyang Zijin Yinhui Gold Refinery Co., Ltd.	CHINA
Gold	Marsam Metals	BRAZIL
Gold	Materion	UNITED STATES OF AMERICA
Gold	Matsuda Sangyo Co., Ltd.	JAPAN
Gold	Metalor Technologies (Hong Kong) Ltd.	CHINA
Gold	Metalor Technologies (Singapore) Pte., Ltd.	SINGAPORE
Gold	Metalor Technologies (Suzhou) Ltd.	CHINA
Gold	Metalor Technologies S.A.	SWITZERLAND
Gold	Metalor USA Refining Corporation	UNITED STATES OF AMERICA
Gold	Metalurgica Met-Mex Penoles S.A. De C.V.	MEXICO
Gold	Mitsubishi Materials Corporation	JAPAN
Gold	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Gold	MMTC-PAMP India Pvt., Ltd.	INDIA
Gold	Modeltech Sdn Bhd	MALAYSIA
Gold	Morris and Watson	NEW ZEALAND
Gold	Morris and Watson Gold Coast	AUSTRALIA
Gold	Moscow Special Alloys Processing Plant	RUSSIAN FEDERATION
Gold	Nadir Metal Rafineri San. Ve Tic. A.S.	TURKEY
Gold	Navoi Mining and Metallurgical Combinat	UZBEKISTAN
Gold	NH Recytech Company	KOREA, REPUBLIC OF
Gold	Nihon Material Co., Ltd.	JAPAN
Gold	Ogussa Osterreichische Gold- und Silber-Scheideanstalt GmbH	AUSTRIA
Gold	Ohura Precious Metal Industry Co., Ltd.	JAPAN
Gold	OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastsvetmet)	RUSSIAN FEDERATION
Gold	OJSC Novosibirsk Refinery	RUSSIAN FEDERATION
Gold	PAMP S.A.	SWITZERLAND
Gold	Pease & Curren	UNITED STATES OF AMERICA
Gold	Penglai Penggang Gold Industry Co., Ltd.	CHINA

Gold	Planta Recuperadora de Metales SpA	CHILE
Gold	Prioksky Plant of Non-Ferrous Metals	RUSSIAN FEDERATION
Gold	PT Aneka Tambang (Persero) Tbk	INDONESIA
Gold	PX Precinox S.A.	SWITZERLAND
Gold	QG Refining, LLC	UNITED STATES OF AMERICA
Gold	Rand Refinery (Pty) Ltd.	SOUTH AFRICA
Gold	Refinery of Seemine Gold Co., Ltd.	CHINA
Gold	REMONDIS PMR B.V.	NETHERLANDS
Gold	Republic Metals Corporation	UNITED STATES OF AMERICA
Gold	Royal Canadian Mint	CANADA
Gold	SAAMP	FRANCE
Gold	Sabin Metal Corp.	UNITED STATES OF AMERICA
Gold	Safimet S.p.A	ITALY
Gold	SAFINA A.S.	CZECHIA
Gold	Sai Refinery	INDIA
Gold	Samduck Precious Metals	KOREA, REPUBLIC OF
Gold	Samwon Metals Corp.	KOREA, REPUBLIC OF
Gold	SAXONIA Edelmetalle GmbH	GERMANY
Gold	Schone Edelmetaal B.V.	NETHERLANDS
Gold	SEMPSA Joyeria Plateria S.A.	SPAIN
Gold	Shandong Humon Smelting Co., Ltd.	CHINA
Gold	Shandong Tiancheng Biological Gold Industrial Co., Ltd.	CHINA
Gold	Shandong Zhaojin Gold & Silver Refinery Co., Ltd.	CHINA
Gold	Sichuan Tianze Precious Metals Co., Ltd.	CHINA
Gold	Singway Technology Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Gold	SOE Shyolkovsky Factory of Secondary Precious Metals	RUSSIAN FEDERATION
Gold	Solar Applied Materials Technology Corp.	TAIWAN, PROVINCE OF CHINA
Gold	Sovereign Metals	INDIA
Gold	State Research Institute Center for Physical Sciences and Technology	LITHUANIA
Gold	Sudan Gold Refinery	SUDAN
Gold	Sumitomo Metal Mining Co., Ltd.	JAPAN
Gold	SungEel HiMetal Co., Ltd.	KOREA, REPUBLIC OF
Gold	T.C.A S.p.A	ITALY
Gold	Tanaka Kikinzoku Kogyo K.K.	JAPAN
Gold	The Refinery of Shandong Gold Mining Co., Ltd.	CHINA
Gold	Tokuriki Honten Co., Ltd.	JAPAN
Gold	Tongling Nonferrous Metals Group Co., Ltd.	CHINA
Gold	Tony Goetz NV	BELGIUM
Gold	TOO Tau-Ken-Altyn	KAZAKHSTAN
Gold	Torecom	KOREA, REPUBLIC OF
Gold	Umicore Brasil Ltda.	BRAZIL
Gold	Umicore Precious Metals Thailand	THAILAND
Gold	Umicore S.A. Business Unit Precious Metals Refining	BELGIUM
Gold	United Precious Metal Refining, Inc.	UNITED STATES OF AMERICA
Gold	Universal Precious Metals Refining Zambia	ZAMBIA

Gold	Valcambi S.A.	SWITZERLAND
Gold	Western Australian Mint (T/a The Perth Mint)	AUSTRALIA
Gold	WIELAND Edelmetalle GmbH	GERMANY
Gold	Yamakin Co., Ltd.	JAPAN
Gold	Yokohama Metal Co., Ltd.	JAPAN
Gold	Yunnan Copper Industry Co., Ltd.	CHINA
Gold	Zhongyuan Gold Smelter of Zhongjin Gold Corporation	CHINA
Tantalum	Asaka Riken Co., Ltd.	JAPAN
Tantalum	Changsha South Tantalum Niobium Co., Ltd.	CHINA
Tantalum	CP Metals Inc.	UNITED STATES OF AMERICA
Tantalum	D Block Metals, LLC	UNITED STATES OF AMERICA
Tantalum	Duoluoshan	CHINA
Tantalum	Exotech Inc.	UNITED STATES OF AMERICA
Tantalum	F&X Electro-Materials Ltd.	CHINA
Tantalum	FIR Metals & Resource Ltd.	CHINA
Tantalum	Global Advanced Metals Aizu	JAPAN
Tantalum	Global Advanced Metals Boyertown	UNITED STATES OF AMERICA
Tantalum	Guangdong Rising Rare Metals-EO Materials Ltd.	CHINA
Tantalum	Guangdong Zhiyuan New Material Co., Ltd.	CHINA
Tantalum	H.C. Starck Co., Ltd.	THAILAND
Tantalum	H.C. Starck Hermsdorf GmbH	GERMANY
Tantalum	H.C. Starck Inc.	UNITED STATES OF AMERICA
Tantalum	H.C. Starck Ltd.	JAPAN
Tantalum	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tantalum	H.C. Starck Tantalum and Niobium GmbH	GERMANY
Tantalum	Hengyang King Xing Lifeng New Materials Co., Ltd.	CHINA
Tantalum	Hi-Temp Specialty Metals, Inc.	UNITED STATES OF AMERICA
Tantalum	Jiangxi Dinghai Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Jiangxi Tuohong New Raw Material	CHINA
Tantalum	Jiujiang Janny New Material Co., Ltd.	CHINA
Tantalum	JiuJiang JinXin Nonferrous Metals Co., Ltd.	CHINA
Tantalum	Jiujiang Tanbre Co., Ltd.	CHINA
Tantalum	Jiujiang Zhongao Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	KEMET Blue Metals	MEXICO
Tantalum	KEMET Blue Powder	UNITED STATES OF AMERICA
Tantalum	Kemet Blue Powder	UNITED STATES
Tantalum	King-Tan Tantalum Industry Ltd.	CHINA
Tantalum	LSM Brasil S.A.	BRAZIL
Tantalum	Metallurgical Products India Pvt., Ltd.	INDIA
Tantalum	Mineracao Taboca S.A.	BRAZIL
Tantalum	Mitsui Mining and Smelting Co., Ltd.	JAPAN
Tantalum	Ningxia Orient Tantalum Industry Co., Ltd.	CHINA
Tantalum	NPM Silmet AS	ESTONIA
Tantalum	Power Resources Ltd.	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF

Tantalum	QuantumClean	UNITED STATES OF AMERICA
Tantalum	Resind Industria e Comercio Ltda.	BRAZIL
Tantalum	RFH Tantalum Smeltery Co., Ltd./Yanling Jincheng Tantalum & Niobium Co., Ltd.	CHINA
Tantalum	Solikamsk Magnesium Works OAO	RUSSIAN FEDERATION
Tantalum	Taki Chemical Co., Ltd.	JAPAN
Tantalum	Telex Metals	UNITED STATES OF AMERICA
Tantalum	Tranzact, Inc.	UNITED STATES OF AMERICA
Tantalum	Ulba Metallurgical Plant JSC	KAZAKHSTAN
Tantalum	XinXing HaoRong Electronic Material Co., Ltd.	CHINA
Tantalum	Yichun Jin Yang Rare Metal Co., Ltd.	CHINA
Tantalum	Zhuzhou Cemented Carbide Group Co., Ltd.	CHINA
Tin	Alpha	UNITED STATES OF AMERICA
Tin	An Thai Minerals Co., Ltd.	VIET NAM
Tin	An Vinh Joint Stock Mineral Processing Company	VIET NAM
Tin	Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.	CHINA
Tin	Chifeng Dajingzi Tin Industry Co., Ltd.	CHINA
Tin	China Tin Group Co., Ltd.	CHINA
Tin	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tin	Cooper Santa	BRAZIL
Tin	CV Ayi Jaya	INDONESIA
Tin	CV Dua Sekawan	INDONESIA
Tin	CV Gita Pesona	INDONESIA
Tin	CV Justindo	INDONESIA
Tin	CV United Smelting	INDONESIA
Tin	CV Venus Inti Perkasa	INDONESIA
Tin	Dongguan CiEXPO Environmental Engineering Co., Ltd.	CHINA
Tin	Dowa	JAPAN
Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company	VIET NAM
Tin	EM Vinto	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Estanho de Rondonia S.A.	BRAZIL
Tin	Fenix Metals	POLAND
Tin	Gejiu City Fuxiang Industry and Trade Co., Ltd.	CHINA
Tin	Gejiu Fengming Metallurgy Chemical Plant	CHINA
Tin	Gejiu Jinye Mineral Company	CHINA
Tin	Gejiu Kai Meng Industry and Trade LLC	CHINA
Tin	Gejiu Non-Ferrous Metal Processing Co., Ltd.	CHINA
Tin	Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.	CHINA
Tin	Gejiu Zili Mining And Metallurgy Co., Ltd.	CHINA
Tin	Guangdong Hanhe Non-Ferrous Metal Co., Ltd.	CHINA
Tin	Guanyang Guida Nonferrous Metal Smelting Plant	CHINA
Tin	HuiChang Hill Tin Industry Co., Ltd.	CHINA
Tin	Huichang Jinshunda Tin Co., Ltd.	CHINA
Tin	Jiangxi Ketai Advanced Material Co., Ltd.	CHINA

Tin	Jiangxi Nanshan	CHINA
Tin	Jiangxi New Nanshan Technology Ltd.	CHINA
Tin	Ma'anshan Weitai Tin Co., Ltd.	CHINA
Tin	Magnu's Minerais Metais e Ligas Ltda.	BRAZIL
Tin	Malaysia Smelting Corporation (MSC)	MALAYSIA
Tin	Melt Metais e Ligas S.A.	BRAZIL
Tin	Metallic Resources, Inc.	UNITED STATES OF AMERICA
Tin	Metallo Belgium N.V.	BELGIUM
Tin	Metallo Spain S.L.U.	SPAIN
Tin	Mineracao Taboca S.A.	BRAZIL
Tin	Minsur	PERU
Tin	Mitsubishi Materials Corporation	JAPAN
Tin	Modeltech Sdn Bhd	MALAYSIA
Tin	Nghe Tinh Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	O.M. Manufacturing (Thailand) Co., Ltd.	THAILAND
Tin	O.M. Manufacturing Philippines, Inc.	PHILIPPINES
Tin	Operaciones Metalurgicas S.A.	BOLIVIA (PLURINATIONAL STATE OF)
Tin	Pongpipat Company Limited	MYANMAR
Tin	Precious Minerals and Smelting Limited	INDIA
Tin	PT Aries Kencana Sejahtera	INDONESIA
Tin	PT Artha Cipta Langgeng	INDONESIA
Tin	PT ATD Makmur Mandiri Jaya	INDONESIA
Tin	PT Babel Inti Perkasa	INDONESIA
Tin	PT Babel Surya Alam Lestari	INDONESIA
Tin	PT Bangka Prima Tin	INDONESIA
Tin	PT Bangka Serumpun	INDONESIA
Tin	PT Bangka Tin Industry	INDONESIA
Tin	PT Belitung Industri Sejahtera	INDONESIA
Tin	PT Bukit Timah	INDONESIA
Tin	PT Cipta Persada Mulia	INDONESIA
Tin	PT DS Jaya Abadi	INDONESIA
Tin	PT Eunindo Usaha Mandiri	INDONESIA
Tin	PT Inti Stania Prima	INDONESIA
Tin	PT Karimun Mining	INDONESIA
Tin	PT Kijang Jaya Mandiri	INDONESIA
Tin	PT Lautan Harmonis Sejahtera	INDONESIA
Tin	PT Menara Cipta Mulia	INDONESIA
Tin	PT Mitra Stania Prima	INDONESIA
Tin	PT O.M. Indonesia	INDONESIA
Tin	PT Panca Mega Persada	INDONESIA
Tin	PT Premium Tin Indonesia	INDONESIA
Tin	PT Prima Timah Utama	INDONESIA
Tin	PT Rajawali Rimba Perkasa	INDONESIA
Tin	PT Rajehan Ariq	INDONESIA

Tin	PT Refined Bangka Tin	INDONESIA
Tin	PT Sariwiguna Binasentosa	INDONESIA
Tin	PT Stanindo Inti Perkasa	INDONESIA
Tin	PT Sukses Inti Makmur	INDONESIA
Tin	PT Sumber Jaya Indah	INDONESIA
Tin	PT Timah Tbk Kundur	INDONESIA
Tin	PT Timah Tbk Mentok	INDONESIA
Tin	PT Tinindo Inter Nusa	INDONESIA
Tin	PT Tirus Putra Mandiri	INDONESIA
Tin	PT Tommy Utama	INDONESIA
Tin	Resind Industria e Comercio Ltda.	BRAZIL
Tin	Rui Da Hung	TAIWAN, PROVINCE OF CHINA
Tin	Soft Metais Ltda.	BRAZIL
Tin	Super Ligas	BRAZIL
Tin	Thai Nguyen Mining and Metallurgy Co., Ltd.	VIET NAM
Tin	Thaisarco	THAILAND
Tin	Tin Technology & Refining	UNITED STATES OF AMERICA
Tin	Tuyen Quang Non-Ferrous Metals Joint Stock Company	VIET NAM
Tin	VQB Mineral and Trading Group JSC	VIET NAM
Tin	White Solder Metalurgia e Mineracao Ltda.	BRAZIL
Tin	Yunnan Chengfeng Non-ferrous Metals Co., Ltd.	CHINA
Tin	Yunnan Tin Company Limited	CHINA
Tin	Yunnan Yunfan Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	A.L.M.T. Corp.	JAPAN
Tungsten	ACL Metais Eireli	BRAZIL
Tungsten	Chenzhou Diamond Tungsten Products Co., Ltd.	CHINA
Tungsten	China Molybdenum Co., Ltd.	CHINA
Tungsten	Chongyi Zhangyuan Tungsten Co., Ltd.	CHINA
Tungsten	CNMC (Guangxi) PGMA Co., Ltd.	CHINA
Tungsten	Dayu Weiliang Tungsten Co., Ltd.	CHINA
Tungsten	Fujian Ganmin RareMetal Co., Ltd.	CHINA
Tungsten	Fujian Jinxin Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Haichuang Tungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Huaxing Tungsten Products Co., Ltd.	CHINA
Tungsten	Ganzhou Jiangwu Ferrotungsten Co., Ltd.	CHINA
Tungsten	Ganzhou Seadragon W & Mo Co., Ltd.	CHINA
Tungsten	Ganzhou Yatai Tungsten Co., Ltd.	CHINA
Tungsten	Global Tungsten & Powders Corp.	UNITED STATES OF AMERICA
Tungsten	Guangdong Xianglu Tungsten Co., Ltd.	CHINA
Tungsten	H.C. Starck Smelting GmbH & Co. KG	GERMANY
Tungsten	H.C. Starck Tungsten GmbH	GERMANY
Tungsten	Hunan Chenzhou Mining Co., Ltd.	CHINA
Tungsten	Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji	CHINA
Tungsten	Hunan Chunchang Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Hunan Litian Tungsten Industry Co., Ltd.	CHINA

Tungsten	Hydrometallurg, JSC	RUSSIAN FEDERATION
Tungsten	Japan New Metals Co., Ltd.	JAPAN
Tungsten	Jiangwu H.C. Starck Tungsten Products Co., Ltd.	CHINA
Tungsten	Jiangxi Dayu Longxintai Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Gan Bei Tungsten Co., Ltd.	CHINA
Tungsten	Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.	CHINA
Tungsten	Jiangxi Xinsheng Tungsten Industry Co., Ltd.	CHINA
Tungsten	Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.	CHINA
Tungsten	Jiangxi Yaosheng Tungsten Co., Ltd.	CHINA
Tungsten	JSC "Kirovgrad Hard Alloys Plant"	RUSSIAN FEDERATION
Tungsten	Kennametal Fallon	UNITED STATES OF AMERICA
Tungsten	Kennametal Huntsville	UNITED STATES OF AMERICA
Tungsten	KGETS Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Lianyou Metals Co., Ltd.	TAIWAN, PROVINCE OF CHINA
Tungsten	Malipo Haiyu Tungsten Co., Ltd.	CHINA
Tungsten	Masan Tungsten Chemical LLC (MTC)	VIET NAM
Tungsten	Moliren Ltd.	RUSSIAN FEDERATION
Tungsten	Niagara Refining LLC	UNITED STATES OF AMERICA
Tungsten	Philippine Chuangxin Industrial Co., Inc.	PHILIPPINES
Tungsten	South-East Nonferrous Metal Company Limited of Hengyang City	CHINA
Tungsten	Tejing (Vietnam) Tungsten Co., Ltd.	VIET NAM
Tungsten	Unecha Refractory metals plant	RUSSIAN FEDERATION
Tungsten	Vietnam Youngsun Tungsten Industry Co., Ltd.	VIET NAM
Tungsten	Wolfram Bergbau und Hutten AG	AUSTRIA
Tungsten	Woltech Korea Co., Ltd.	KOREA, REPUBLIC OF
Tungsten	Xiamen Tungsten (H.C.) Co., Ltd.	CHINA
Tungsten	Xiamen Tungsten Co., Ltd.	CHINA
Tungsten	Xinfeng Huarui Tungsten & Molybdenum New Material Co., Ltd.	CHINA
Tungsten	Xinhai Rendan Shaoguan Tungsten Co., Ltd.	CHINA

Annex 2

Country of Origin (COO)*

Gold	Tantalum	Tin	Tungsten
ANDORRA	BRAZIL	BELGIUM	AUSTRIA
AUSTRALIA	CHINA	BOLIVIA (PLURINATIONAL STATE OF)	BRAZIL
AUSTRIA	ESTONIA	BRAZIL	CHINA
BELGIUM	GERMANY	CHINA	GERMANY
BRAZIL	INDIA	INDIA	JAPAN
CANADA	JAPAN	INDONESIA	KOREA, REPUBLIC OF
CHILE	KAZAKHSTAN	JAPAN	PHILIPPINES
CHINA	MACEDONIA, THE FORMER YUGOSLAV REPUBLIC OF	MALAYSIA	RUSSIAN FEDERATION
CZECHIA	MEXICO	MYANMAR	TAIWAN, PROVINCE OF CHINA
FRANCE	RUSSIAN FEDERATION	PERU	UNITED STATES OF AMERICA
GERMANY	THAILAND	PHILIPPINES	VIET NAM
INDIA	UNITED STATES OF AMERICA	POLAND
INDONESIA		SPAIN
ITALY		TAIWAN, PROVINCE OF CHINA
JAPAN		THAILAND
KAZAKHSTAN		UNITED STATES OF AMERICA
KOREA, REPUBLIC OF		VIET NAM
KYRGYZSTAN
LITHUANIA
MALAYSIA
MEXICO
NETHERLANDS
NEW ZEALAND
PHILIPPINES
POLAND
RUSSIAN
FEDERATION
SAUDI ARABIA
SINGAPORE
SOUTH AFRICA
SPAIN
SUDAN
SWEDEN
SWITZERLAND
TAIWAN, PROVINCE OF CHINA

THAILAND
TURKEY
UGANDA
UNITED ARAB
EMIRATES
UNITED STATES OF
AMERICA
UZBEKISTAN
ZAMBIA
ZIMBABWE

*As not all of the smelters or refiners (SORs) reported by our suppliers or manufacturers in the supply chain inquiry did not provide information on the Location of Mine in their CMRTs, and the Company was not able to establish from the SORs complete sourcing information on their Conflict Minerals, it has indicated in the COO the closest indication provided as to the source of Conflict Minerals, i.e. the Smelter Country as reported in the suppliers’ CMRT.